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                     RELIABIITY INCORPORATED
                           Exhibit 4-1
                         LOAN AGREEMENT

     THIS LOAN AGREEMENT, dated as of July 1, 1995 (this
"Agreement"), is between RELIABILITY INCORPORATED, a Texas corporation ("Borrower"), and FIRST INTERSTATE BANK OF TEXAS, N.A., a national banking association ("Lender").

                        R E C I T A L S :

     Borrower has requested that Lender extend credit to Borrower in the form of revolving credit advances which shall not exceed an aggregate principal amount of $2,000,000.00 at any time outstanding. Lender is willing to make such extensions of credit to Borrower upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                            ARTICLE I

                           Definitions

Section 1.01. Definitions. As used in this Agreement, the following terms have the following meanings:

     "Advance" means an advance of funds by Lender to Borrower pursuant to Article II.

     "Arbitration Program" means the current Arbitration Program of Lender, which is attached hereto as Exhibit "C", as the same may be amended, supplemented or modified from time to time.

     "Borrowing Base" means, at any particular time, an amount equal to the sum of (a) eighty percent (80%) of Eligible
     Accounts plus (b) the lesser of (i) thirty percent (30%) of Eligible Inventory or (ii) $750,000.00.

     "Borrowing Base Certificate" means a certificate in the form of Exhibit "D" hereto, executed by the chief financial officer,president or other officer of Borrower acceptable to Lender.

     "Business Day" means any day on which Lender is open for all banking business.

     "Closing Date" means the date on which this Agreement has been executed and delivered by the parties hereto and the

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     conditions set forth in Section 5.01 have been satisfied.

     "Collateral" has the meaning specified in Section 4.01.

     "Commitment" means the obligation of Lender to make Advances hereunder in an aggregate principal amount at any time outstanding up to but not exceeding $2,000,000.00 as such amount may be reduced as provided herein.

     "Current Assets" means, at any particular time, all amounts which, in conformity with GAAP, would be included as current assets on a consolidated balance sheet of Borrower and its Subsidiaries.

     "Current Liabilities" means, at any particular time, all amounts which, in conformity with GAAP, would be included as current liabilities on a consolidated balance sheet of Borrower and its Subsidiaries.

     "Current Ratio" means the ratio of Current Assets to Current
     Liabilities.

     "Debt" means for any Person (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (d) all indebtedness under guaranties (other than guaranties of indebtedness of Subsidiariies), endorsements, assumptions, or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (f) any obligation to redeem or repurchase any of such Person's capital stock, warrants, or stock equivalents.

     "Default Rate" means the lesser of (a) the sum of the Prime
     Rate in effect from day to day plus one percent (1%) or (b) the Maximum Rate.

     "Eligible Accounts" means the aggregate of all accounts receivable of Borrower and RICR, but in the case of RICR, only to the extent described in clause (l)(iii) below, that satisfy the following conditions: (a) are due and payable (i) within sixty (60) days in the case of the Major Account Debtors and


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     (ii) within thirty (30) days in the case of all other account debtors; (b) have been outstanding less than (i) one hundred fifty (150) days past the original date of invoice in the case of the Major Account Debtors or those accounts backed by a letter of credit meeting the requirements of (1)(ii) below, and (ii) one hundred twenty (120) days past the original date of invoice in the case of all other account debtors; (c) have arisen in the ordinary course of business from services performed by Borrower to or for the account debtor or the sale by Borrower of goods in which Borrower had sole ownership where such goods have been shipped or delivered to the account debtor; (d) represent complete bona fide transactions which require no further act (other than installation, if applicable) under any circumstances on the part of Borrower to make such accounts receivable payable by the account debtor;
     (e) unless the purchaser has specifically requested that the Borrower withhold shipment, the goods the sale of which gave rise to such accounts receivable were shipped or delivered to the account debtor on an absolute sale basis and not on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding; (f) the goods the sale of which gave rise to such accounts receivable were not, at the time of sale thereof, subject to any Lien, except the security interest in favor of Lender created by the Loan Documents; (g) are not subject to any provisions prohibiting assignment or requiring notice of or consent to such assignment; (h) if the Security Agreement is in effect as provided in Section 11.16, are subject to a perfected, first priority security interest in favor of Lender and are not subject to any other Lien; (i) are not subject to setoff, counterclaim, defense, allowance, dispute, or adjustment other than normal discounts for prompt payment, and the goods of sale which gave rise to such accounts receivable have not been returned or rejected; (j) to Borrower's knowledge, the account debtor is not the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated or terminated its existence; (k) are not evidenced by chattel paper or any instrument of any kind; (l) are owed by a Person or Persons that are citizens of or organized under the laws of the United States or any State and are not owed by any Person located outside of the United States of America unless such accounts receivable arise from the operations of such Person located within the United States of America, except that the following accounts receivable shall not be subject to the provisions of this clause (l): (i) accounts receivable from the Major Account Debtors, (ii) accounts receivable the payment of which

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     is backed by a letter of credit issued by a bank reasonably satisfactory to Lender and which is in form and substance reasonably satisfactory to Lender, and (iii) receivables ofRICR which are owed by persons who are organized under the laws of the United States and located in the United States and which are payable into the Lockbox if the Lockbox is in effect, as provided in Section 11.17, (m) if any accounts receivable are owed by the United States of America or any department, agency, or instrumentality thereof, the Federal Assignment of Claims Act shall have been complied with; and
     (n) are not owed by an affiliate of Borrower. No account receivable owed by an account debtor to Borrower shall be included as an Eligible Account if more than twenty-five percent (25%) of the balances then outstanding on accounts receivable owed by such account debtor and its affiliates to Borrower have remained unpaid for more than (i) one hundred forty-nine (149) days from the dates of their original invoices in the case of the Major Account Debtors or accounts receivable which are backed by a letter of credit meeting the requirements of (l)(i) above, and (ii) one hundred nineteen
     (119) days from the dates of their original invoices in the case of all other account debtors. Except for Eligible Accounts owed by Major Account Debtors or accounts receivable which are backed by a letter of credit meeting the requirements of (l)(i) above. The amount of any Eligible Accounts owed by an account debtor to Borrower shall be reduced by the amount of all "contra accounts" and other obligations owed by Borrower to such account debtor. Except for Eligible Accounts owed by Major Account Debtors or accounts receivable which are backed by a letter of credit meeting the requirements of (l)(i) above, in the event that at any time the accounts receivable from any account debtor and its affiliates to Borrower exceed ten percent (10%) of the accounts receivable of Borrower, the accounts receivable from such account debtor and its affiliates shall not constitute Eligible Accounts to the extent to which such accounts receivable exceed ten percent (10%) of the accounts receivable of Borrower.

     "Eligible Inventory" means, at any time, all inventory of raw materials, work in process, and finished goods then owned by (and in the possession or under the control of) Borrower located in the United States of America and held for sale or disposition in the ordinary course of Borrower's business, in which Lender has a perfected, first priority security interest, if the Security Agreement is in effect as provided in Section 11.16, valued at the lower of actual cost or fair


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     market value.  Eligible Inventory shall not include (a)
     inventory that has been shipped or delivered to a customer on consignment, a sale or return basis, or on the basis of any similar understanding (b) inventory with respect to which aclaim exists disputing Borrower's title to or right to possession of such inventory and (c) inventory that is not in good condition or does not comply with any applicable laws, rules, or regulations or the standards imposed by any governmental authority with respect to its manufacture, use, or sale.

     "Environmental Laws" means any and all federal and state laws and regulations pertaining to the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.,the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and all similar laws and regulations of any state or federal governmental authority or agency having jurisdiction over Borrower or any Subsidiary or any of their respective properties or assets, as such laws and regulations may be amended or supplemented from time to time.

     "ERISA" means the Employee Retirement Income Security Act of
     1974, as amended from time to time, and the regulations and published interpretations thereunder.

     "Event of Default" has the meaning specified in Section 10.01.

     "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Standards Board or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

     "Hazardous Substance" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed or regulated as hazardous under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

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     "Lien" means any lien, mortgage, security interest, tax lien
     (other than inchoate tax liens), financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

     "Loan Documents" means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

     "Major Account Debtors" means International Business Machines Corp., Intel Corp., Mitsubishi Semiconductor of America, Inc., Motorola, Inc. and Texas Instruments, Inc..

     "Maximum Rate" means the maximum rate of nonusurious interest permitted from day to day by applicable law, including as to
     Article 52069-1.04, Vernon's Texas Civil Statutes (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "indicated rate ceiling" and calculated after taking into account any and all relevant fees, payments, and other charges in respect of the Loan Documents which are deemed to be interest under applicable law.

     "No Default Certificate" means a certificate in the form of Exhibit "E" hereto, executed by the chief financial officer, president or other officer of Borrower acceptable to Lender.

     "Note" means the promissory note executed by Borrower payable to the order of Lender, in substantially the form of Exhibit
     "A" hereto, and all extensions, renewals, and modifications thereof and all substitutions therefor.

     "Obligations" means all obligations, indebtedness, and liabilities of Borrower to Lender, now existing or hereafter arising, under this Agreement and the other Loan Documents, and all interest accruing thereon and all reasonable out of pocket attorneys' fees and other expenses incurred in the enforcement or collection thereof.

     "Person" means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

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     "Prime Rate"  means that variable rate of interest per annum established by Lender from time to time as its prime rate which shall vary from time to time. Such rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, it being understood that many of Lender's commercial or other loans are priced to relation to such rate, that it is not necessarily the lowest or best rate charged to any customer and that Lender may make various commercial or other loans at rates of interest having no relationship to such rate.

     "RICR" means RICR de Costa Rica, S.A., a corporation created and existing under the laws of the country of Costa Rica, and its successors.

     "Security Agreement" means the Security Agreement executed by Borrower in favor of Lender in substantially the form of Exhibit "B" hereto, as the same may be amended, supplemented, or modified.

     "Singapore" means Reliability Singapore Pte Ltd, a corporation created and existing under the laws of Singapore, and its successors.

     "Subsidiary" means any corporation of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of a majority of directors is owned or controlled, directly or indirectly, by Borrower, by Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

     "Tangible Net Worth" means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a consolidated balance sheet of Borrower and its Subsidiaries; provided, however, there shall be excluded therefrom (a) any amount at which shares of capital stock of Borrower or any Subsidiary appear as an asset on Borrower's or any Subsidiary's balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights, (d) deferred expenses, (e) loans and advances to any stockholder, director, officer, or employee of Borrower or any Subsidiary or any affiliate other than (i) advances for travel and business expenses in the ordinary course of business and (ii) loans and advances outside of the ordinary course of business which do not exceed an aggregate principal


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     amount of $100,000, and (f) all other assets which are
     properly classified as intangible assets.

     "Termination Date" means 11:00 a.m., Houston, Texas time on
     July 1, 1997, or such earlier date on which the Commitment terminates as provided in this Agreement.

Section 1.02. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the Uniform Commercial Code as adopted by the State of Texas, unless otherwise defined herein, shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas.


                           ARTICLE II.

                            Advances

Section 2.01. Advances. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Advances to Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the Commitment; provided that the aggregate amount of all Advances at any time outstanding shall not exceed the lesser of the Commitment or the Borrowing Base. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

Section 2.02.  The Note.  The obligation of Borrower to repay the
Advances shall be evidenced by the Note executed by Borrower, payable to the order of Lender, in the principal amount of the Commitment.

Section 2.03. Repayment of Advances. Borrower shall repay the unpaid principal amount of all Advances on the earlier of (a) the Termination Date or (b) such other dates on which the Advances are or may be required to be paid pursuant to this Agreement.




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Section 2.04.  Interest.  The unpaid principal amount of the
Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Prime Rate in effect from day to day, and each change in the rate of interest charged on the Advances shall become effective, without notice to Borrower, on the effective date of each change in the Prime Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Advances to be limited to the Maximum Rate, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest on the Advances below the Maximum Rate until the total amount of interest actually accrued on the Advances equals the aggregate amount of interest which would have accrued on the Advances if the interest rate specified in clause
(b) preceding had at all times been in effect. Accrued and unpaid interest on the Advances shall be payable on the first day of each month commencing on August 1, 1995, and on the earlier of the Termination Date or any other date on which the principal amount of the Advances is paid (whether as a result of optional or mandatory prepayment or acceleration). All past due principal and interest shall bear interest at the Default Rate.

Section 2.05. Requests for Advances. Each Advance shall be made upon receipt by Lender of notice requesting such Advance from Borrower. Such request may be made by telephone. Each such request shall constitute a representation by Borrower that the sum of the amount of the outstanding Advances plus the amount of the requested Advance does not exceed the lesser of the Commitment or the Borrowing Base, and at any time Lender may request written evidence from Borrower to such effect.

Section 2.06. Use of Proceeds. The proceeds of Advances shall be used for general working capital purposes.

Section 2.07. Mandatory Prepayment. If at any time the outstanding principal amount of the Advances exceeds the Borrowing Base, Borrower shall promptly prepay the outstanding Advances by the amount of the excess plus accrued and unpaid interest on the amount so prepaid.

Section 2.08. Commitment Fee; Reduction or Termination of Commitment. Borrower agrees to pay to Lender a commitment fee on the average daily unused portion of the Commitment, from and including the Closing Date to and including the Termination Date, at the rate of one quarter of one percent (1/4%) per annum based on a 360 day year and the actual number of days elapsed, payable on


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the first day of each January 1, April 1, July 1 and October 1, commencing on October 1, 1995, and on the Termination Date. Borrower shall have the right at any time to terminate in whole or from time to time to irrevocably reduce in part the Commitment upon at least three (3) Business Days prior notice to Lender specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction.
Simultaneously with giving such notice, Borrower shall prepay the amount by which the unpaid principal amount of the Advances exceeds the Commitment (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid. The Commitment may not be reinstated after it has been terminated or reduced.


                           ARTICLE III

                            Payments

Section 3.01. Method of Payment. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement, the Note or any other Loan Documents shall be made to Lender at its office at 1000 Louisiana, Houston, Texas 77002, without setoff, deduction, or counterclaim in immediately available funds. Whenever any payment under this Agreement, the Note or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment shall be due on the next Business Day, and interest shall continue to accrue during such extension.

Section 3.02. Voluntary Prepayment. Borrower may prepay the Note in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid.

Section 3.03. Computation of Interest. Interest on the indebtedness evidenced by the Note shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

                           ARTICLE IV.

                           Collateral

Section 4.01. Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver or cause to be executed and delivered the documents described below

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covering the property and collateral described therein and in this
Section 4.01 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the "Collateral"):

     (a) Borrower shall grant to Lender a first priority security interest in all of its accounts (as defined in the Uniform Commercial Code as adopted in the State of Texas),and accounts receivable, whether now owned or hereafter acquired, and all contract rights, funds on deposit with Secured Party,general intangibles, lease receivables, note receivables, cash, notes, drafts, acceptances, instruments and chattel paper arising therefrom, all returned and repossessed goods arising from or relating to any such accounts, or other proceeds of any sale, lease or other disposition of inventory, all tax refunds of whatever nature arising therefrom and all proceeds (including insurance proceeds) and products thereof, pursuant to the Security Agreement; provided, however, that the Security Agreement shall not become effective until the occurrence of and Event of Default and the giving of notice by Lender as provided in Section 11.16.

     (b) Borrower shall grant Lender a first priority security interest in all of its inventory, whether now owned or hereafter acquired, including, without limitation, all raw materials, goods in process, finished goods and other tangible personal property held for sale or lease or furnished or to be furnished under contracts for service or used or consumed in Debtor's trade or business and all additions, accessions, substitutions, attachments and replacements thereto and all documents of title evidencing or representing any part thereof and all products and proceeds (including insurance proceeds) thereof pursuant to the Security Agreement; provided, however, that the Security Agreement shall not become effective until the occurrence of an Event of Default and the giving of notice by Lender as provided in Section 11.16.

     (c) Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, Uniform Commercial Code financing statements, as Lender, in its sole and reasonable discretion, deems necessary or desirable to evidence and perfect its liens and security interests in the Collateral; provided that Lender shall not file any Uniform Commercial Code financing statement related to the collateral covered by the Security Agreement until the occurrence of an Event of Default and the giving of notice by Lender as provided in Section 11.16.


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Section 4.02.  Setoff.  Upon the occurrence of an Event of Default and acceleration of the Obligations, Lender shall have the right to set off and apply against the Obligations in such a manner as Lender may determine, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower whether or not the Obligations are then due. As further security for the Obligations, Borrower hereby grants to lender a security interest in all money, instruments, and other property of Borrower now or hereafter held by Lender, including, without limitation, property held in safekeeping. In addition to Lender's right of setoff and as further security for the Obligations, Borrower hereby grants to lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by lender and all other sums at any time credited by or owing from Lender to Borrower; provided that such security interest shall be effective ony upon the occurrence of an Event of Default and accelaration of the Obligations. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, to the rights of setoff) which Lender may have.

                           ARTICLE V.

                      Conditions Precedent

Section 5.01. Initial Extension of Credit. The obligation of Lender to make the initial Advance is subject to the condition precedent that Lender shall have received on or before the day of such Advance all of the documents set forth below in form and substance satisfactory to Lender.

     (a) Resolutions - Borrower. Resolutions of the Board of Directors of Borrower certified by its Secretary or an Assistant Secretary which authorize the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or is to be a party.

     (b) Incumbency Certificate - Borrower. A certificate of incumbency certified by the Secretary or an Assistant Secretary of Borrower certifying the names of the officers of Borrower authorized to sign this Agreement and each of the other Loan Documents to which Borrower is or is to be party together with specimen signatures of such officers.




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     (c)  Articles of Incorporation - Borrower.  The articles of incorporation of Borrower certified by the Secretary of State of state of incorporation of Borrower.

     (d) Bylaws - Borrower. The bylaws of Borrower certified by the Secretary or an Assistant Secretary of Borrower.

     (e) Governmental Certificates - Borrower. Certificates of the appropriate government officials of the state of Texas as to the existence and good standing of Borrower.

     (f)  Note.  The Note executed by Borrower.

     (g)  Security Agreement.  The Security Agreement executed by
     Borrower.

     (h) Financing Statements. Uniform Commercial Code financing statements executed by Borrower.

     (i) Insurance Policies. Copies of certificates of all U.S. insurance policies required by Section 7.05, together with loss payable endorsements in favor of Lender, as its interests may appear, with respect to all insurance policies covering Collateral, other than Collateral consisting of accounts receivable.

     (j) UCC Search. A Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrower in Harris County, Texas and the office of the Secretary of State of Texas.

     (k) Attorneys' Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys' fees) referred to in Section 11.01, to the extent incurred, have been paid in full by Borrower.

     (l) Additional Documentation. Such additional approvals, opinions or documents as Lender may reasonably request.

Section 5.02. All Extensions of Credit. The obligation of Lender to make any Advance (including the initial Advance) is subject to the additional conditions precedent that Lender shall have received
(a) a request for such Advance and (b) such additional approvals, opinions or documents as Lender may reasonable request.





                               13

                           ARTICLE VI.

                 Representations and Warranties

     To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

Section 6.01.  Corporate Existence.  Borrower and each Subsidiary
(a) are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation, (b) have all requisite corporate power and authority to own their assets and carry on their business as now being or as proposed to be conducted and (c) are qualified to do business in all jurisdictions necessary and where failure to so qualify would have a material adverse effect on their financial condition or properties. Borrower has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 6.02. Financial Statements. Borrower has delivered to Lender audited consolidated financial statements of Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 1994, and unaudited consolidated financial statements of Borrower and its Subsidiaries for the three month period ended March 31, 1995 and the unaudited consolidating work sheets of Borrower and its Subsidiaries as of May 31, 1995. Such 1994 audited financial statements have been prepared in accordance with GAAP, and fairly present, in all material respects, on a consolidated basis, the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. The March 31, 1995 financial statements are prepared in accordance with GAAP for interim statements and SEC rules and instructions to Form 10-Q and Rule 10-01 of Regulation S-X. To the knowledge of Borrower, neither Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes or unrealized or anticipated losses not reflected in such financial statements. There has been no material adverse change in the financial condition or properties of Borrower or any of its Subsidiaries since the effective date of the most recent financial statements referred to in this Section.

Section 6.03. Corporate Action; No Breach. The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party have been duly authorized by all requisite action on the part of Borrower and do not and will not violate or conflict with the articles of incorporation or bylaws of Borrower or any law, rule or regulation


                               14
or any order, writ, injunction, or decree of any court, governmental authority, or arbitrator, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except as provided in this Agreement) upon any of the revenues or assets of Borrower or any Subsidiary pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement by which Borrower or any Subsidiary or any of their respective properties is bound.

Section 6.04. Operation of Business. Borrower and each Subsidiary possess all licenses, permits and franchises, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted. To Borrower's knowledge, it is not infringing the intellectual property rights of any other
Person.

Section 6.05. Litigation and Judgments. There is no action, suit, proceeding, or, to Borrower's knowledge, investigation before or by any court, governmental authority, or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary, that would, if adversely determined, have a material adverse effect on the financial condition or properties of Borrower or any Subsidiary or the ability of Borrower to pay and perform the Obligations. There are no outstanding judgments against Borrower or any Subsidiary.

Section 6.06. Rights in Properties; Liens. Borrower and each Subsidiary have good and indefeasible title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the financial statements described in Section 6.02, and none of the properties, assets or leasehold interests of Borrower or any Subsidiary is subject to any Lien, except as permitted by this Agreement.

Section 6.07. Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower is party, when delivered, shall constitute the legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor's rights and except that specific performance and equitable remedies may be enforced at the discretion of any court having jurisdiction.




                               15

Section 6.08. Approvals. No authorization, approval, or consent of, and no filing (except for filing UCC-1 financing statements covering the Collateral) or registration with, any court, governmental authority, or third party is or will be necessary for the execution, delivery, or performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.

Section 6.09. Debt. Borrower and its Subsidiaries have no Debt except the Debt disclosed in the financial statements referred to in Section 6.02.

Section 6.10. Use of Proceeds; Margin Securities. None of Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 6.11. ERISA. Borrower and each Subsidiary have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA, and there are no existing conditions that would give rise to liability thereunder. No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan.

Section 6.12. Taxes. Borrower and each Subsidiary have filed, or extended the due date by appropriate filings, all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales taxes, and have paid all of their liabilities for taxes, assessments, governmental charges, and other levies that are due and payable, and Borrower knows of no pending investigation of Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of Borrower or any Subsidiary.

Section 6.13. Subsidiaries. Borrower has no Subsidiaries other than RICR and Singapore.




                               16

Section 6.14.  Compliance with Laws.  None of Borrower or any
Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any court, governmental authority, or arbitrator.

Section 6.15.  Investment Company Act.  None of Borrower or any
Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. Environmental Matters. Borrower and each Subsidiary, and their respective properties are in material compliance with all applicable Environmental Laws and none of Borrower or any Subsidiary has been notified of any liability or obligation for remedial action thereunder. There is no pending or, to the knowledge of Borrower, threatened investigation or inquiry by any governmental authority of Borrower or any Subsidiary, or any of their respective properties pertaining to any Hazardous Substance. To the knowledge of Borrower, there are no Hazardous Substances located on or under any of the properties of Borrower or any Subsidiary. None of Borrower or any Subsidiary has caused or permitted any Hazardous Substance to be disposed of on or under or released from any of its properties. Borrower and each Subsidiary have obtained all permits, licenses, and authorizations which are required under and by all Environmental Laws.


                          ARTICLE VII.

                       Positive Covenants

     Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing.

Section 7.01.  Reporting Requirements.  Borrower will deliver to
Lender:

     (a) Annual Financial Statements - Borrower. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 1995, a copy of the annual audit report of Borrower and the Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets, statements of income, statements of stockholders equity and statements of cash flows as at the end of such



                               17
     fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP.

     (b) Quarterly Financial Statements - Borrower. As soon as available, and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Borrower, a copy of an unaudited financial report of Borrower and the Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income, statements of stockholder's equity and cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the chief financial officer or president of Borrower to have been prepared in accordance with GAAP for interim financial statements and instructions to Form 10-Q and Rule 10-01 of Regulation S-X and to fairly present (subject to year-end audit adjustments and further notes) the financial condition and results of operations of Borrower and the Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.

     (c) No Default Certificate. Concurrently with the delivery of each of the financial statements referred to in subsections 7.01(a) and 7.01(b), a No Default Certificate executed by the chief financial officer, president or other officer of Borrower acceptable to Lender.

     (d) Monthly Accounts Receivable Reports. As soon as available, and in any event within thirty (30) days after the end of each month of each fiscal year of Borrower, aged accounts receivable reports for Borrower as of the last day of such month certified by the chief financial officer, president or other officer of Borrower acceptable to Lender.

     (e) Borrowing Base Certificate. Promptly upon request therefor by Lender, which request may be given by Lender at any time, and as soon as available, but not later than thirty days after the end of each month of each fiscal year of Borrower, a Borrowing Base Certificate as of the date of such request or the last day of such month, as applicable, executed by the chief financial officer, president or other officer of Borrower acceptable to Lender.

                               18

     (f) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower or any Subsidiary which, if determined adversely to Borrower or such Subsidiary, could have a material adverse effect on the financial condition or properties of Borrower or such Subsidiary.

     (g) Notice of Default. As soon as possible and in any event within five (5) days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, a written notice setting forth the details of such Event of Default or event and the action which Borrower has taken and proposes to take with respect thereto.

     (h) General Information. Promptly, such other information concerning Borrower or any Subsidiary as Lender may from time to time reasonably request.

Section 7.02. Maintenance of Existence; Conduct of Business. Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary in the ordinary conduct of its business.

Section 7.03. Maintenance of Properties. Borrower will maintain, and will cause each Subsidiary to maintain, its assets and properties in good condition and repair, except for ordinary wear and tear.

Section 7.04. Taxes and Claims. Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that none of Borrower or any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.





                               19

Section 7.05. Insurance. Borrower will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurance companies workmen's compensation insurance, liability insurance, and insurance on its property and assets at least in such amounts and against such risks as are usually insured against by Persons engaged in similar businesses. Each insurance policy covering Collateral shall name Lender as loss payee, as its interests may appear, and provide that such policy will not be cancelled without thirty (30) days prior written notice to Lender.

Section 7.06. Inspection; Audits. At any reasonable time and from time to time, Borrower will permit, and will cause each Subsidiary to permit, representatives of the Lender:

     (a) Upon one Business Day's prior notice, to examine and make copies of the books and records of, and visit and inspect the properties or assets of Borrower and any Subsidiary and to discuss the business, operations, and financial condition of any such Persons with their respective officers and with their independent certified public accountants; and

     (b) To conduct audits, verifications and inspections of the accounts receivable of Borrower and its Subsidiaries.

Section 7.07. Keeping Books and Records. Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 7.08. Compliance with Laws. Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and final orders of any court, governmental authority, or arbitrator.

Section 7.09. Compliance with Agreements. Borrower will comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.

Section 7.10. Further Assurances. Borrower will execute and deliver, and will cause each Subsidiary to execute and deliver, such further instruments as may be reasonably requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Lender in the Collateral at such time as such Liens become effective.



                               20

Section 7.11. ERISA. Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.


                          ARTICLE VIII

                       Negative Covenants

     Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing.

Section 8.01. Debt. Borrower will not incur, create, assume or permit to exist, and will not permit RICR to incur, create, assume, or permit to exist, any Debt, except (a) Debt to Lender, (b) Debt which is specifically permitted by this Agreement, (c) Debt existing on the date of this Agreement which has been disclosed in the financial statements referred to in Section 6.02, (d) accounts payable in the ordinary course of business, (e) Debt arising from the endorsement of instruments for collection in the ordinary course of business and (f) Debt which is incurred after the date of this Agreement in the ordinary course of business for fixed assets and is secured by such fixed assets (and not the Collateral); provided that after the incurrence of such Debt Borrower is in compliance with the covenants contained in Article IX.

Section 8.02. Limitation on Liens. Borrower will not incur, create, assume, or permit to exist, any Lien upon any of its property, assets or revenues which are located in the United States of America, whether now owned or hereafter acquired, except (a) Liens existing on the date of this Agreement which have been disclosed to Lender in writing or in the financial statements described in Section 6.02, (b) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use, (c) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established, (d) Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in


                               21
the ordinary course of business, and (e) Liens securing Debt permitted by Section 8.01(f).

Section 8.03. Mergers, Acquisitions, Dissolutions and Disposition of Assets. Borrower will not, and will not permit any Subsidiary to, (a) become a party to a merger, consolidation, partnership or joint venture or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, (b) dissolve or liquidate, or
(c) sell, lease, assign, transfer or otherwise dispose of any material portion of its assets, except dispositions of inventory in the ordinary course of business.

Section 8.04. Loans and Investments. Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of any Person, except
(a) advances which do not exceed $3,000,000.00 at any time outstanding to RICR, (b) advances which do not exceed $1,500,000.00 to Singapore, (c) readily marketable direct obligations of the United States of America, (d) fully insured certificates of deposit with maturities of one year or less from the date of acquisition of any commercial bank operating in the United States having capital and surplus in excess of $25,000,000.00, and (e) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody Investors Service.

Section 8.05. Compliance with Environmental Laws. Borrower will not, and will not permit any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Substance, (b) generate any Hazardous Substance, (c) conduct any activity which is likely to cause a release or threatened release of any Hazardous Substance, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law in any material respect.

Section 8.06. Accounting. Borrower will not make, and will not permit any Subsidiary to make, any change in accounting treatment or reporting practices, except as required or permitted by GAAP.






                               22

                           ARTICLE IX

                       Financial Covenants

     Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will observe and perform the following financial covenants set forth below, unless Lender shall otherwise consent in writing.

Section 9.01. Current Ratio. Borrower will at all times maintain a Current Ratio of not less than 1.50 to 1.0.

Section 9.02. Tangible Net Worth. Borrower will at all times maintain Tangible Net Worth in an amount not less than $9,500,000.00.

Section 9.03. Ratio of Debt to Tangible Net Worth. Borrower will at all times maintain a ratio of Debt of Borrower and its Subsidiaries to Tangible Net Worth of not greater than 1.0 to 1.0.


                            ARTICLE X

                             Default

Section 10.01. Events of Default. Each of the following shall be deemed an "Event of Default":

     (a) Borrower shall fail to pay when due the Obligations or any part thereof.

     (b) Any representation or warranty made by Borrower in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false or erroneous in any material respect when made.

     (c) Borrower shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document for a period of fifteen (15) days following the date on which Lender gives Borrower notice of such failure.

     (d) Borrower or any Subsidiary shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter


                               23
     in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors.

     (e) An involuntary proceeding shall be commenced against Borrower or any Subsidiary seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of ninety (90) days.

     (f) Borrower shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $100,000.00 against any of its assets or properties.

     (g) Borrower shall fail to satisfy and discharge promptly any final judgement or judgements against it for the payment of money in an aggregate amount in excess of $100,000.00.

     (h) Borrower shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), and the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof.

     (i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any Subsidiary or any of their respective shareholders, or Borrower shall deny that it has any further liability or obligation under any of the Loan Documents, or when effective as provided in Section 11.16, any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

     (j)  The financial statements delivered pursuant to Section
     7.01(a) shall evidence that Borrower and its Subsidiaries
     shall have failed to generate net income at any fiscal year end.
                               24

Section 10.02. Remedies Upon Default. If any Event of Default shall occur, Lender may do any one or more of the following: (a) declare the outstanding principal of and accrued and unpaid interest on the Note and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the Commitment without notice to Borrower, (c) foreclose or otherwise enforce any Lien granted to the Lender to secure payment and performance of the Obligations, and (d) exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction by any of the Loan Documents, by equity or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 10.01(d) or Section 10.01(e), the Commitment shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Note and the other Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.

Section 10.02. Performance by Lender. If Borrower shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents, not earlier than ten (10) days following the date on which Lender gives Borrower notice thereof, Lender may perform or attempt to perform such covenant, duty, or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.


                           ARTICLE XI.

                          Miscellaneous

Section 11.01. Expenses of Lender. Borrower hereby agrees to pay Lender on demand (a) all reasonable out of pocket costs and expenses incurred by Lender in connection with the preparation, negotiation, and execution of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without

                               25
limitation, the fees and expenses of Lender's legal counsel, (b) all reasonable out of pocket costs and expenses incurred by Lender in connection with the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of Lender's legal counsel, and (c) all filing fees and other similar charges levied by an governmental authority or otherwise payable in respect of this Agreement or any other Loan Document or in obtaining any insurance policy, audit or appraisal in respect of the Collateral.

Section 11.02. Indemnification. Borrower hereby indemnifies Lender and its officers, directors and employees from, and holds each of them harmless against, any and all losses, liabilities, claims, damages, penalties, judgments, disbursements, costs, and expenses (including attorneys' fees) to which any of them may become subject which directly or indirectly arise from or relate to
(a) the negotiation, execution, delivery, performance, administration, or enforcement of any of the Loan Documents, (b) any of the transactions contemplated by the Loan Documents, (c) any breach by Borrower of any representation, warranty, covenant, or other agreement contained in any of the Loan Documents or (d) the presence, release, disposal, removal, or cleanup of any Hazardous Substance located on, about, within, or affecting any of the properties or assets of Borrower or any Subsidiary provided, however, Borrower shall not be obligated to indemnify Lender with respect to acts taken by Lender, its officers, directors or employees which (i) violate this Agreement, (ii) violate any applicable law or (iii) are negligent or constitute misconduct.

Section 11.03.  Limitation of Liability.

     (a) Neither Lender nor any officer, director or employee of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender's officers, directors or employees for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.




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


     (b) Neither Borrower nor any officer, director or employee of Borrower shall have any liability with respect to, and Lender hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Lender in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Lender hereby waives, releases, and agrees not to sue Borrower or any of Borrower's officers, directors or employees for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 11.04. No Waiver; Cumulative Remedies. No failure on the part of Lender or Borrower to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 11.05. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without prior written consent of Lender.

Section 11.06. Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 11.01 and
11.02 shall survive repayment of the Note and termination of the Commitment.

Section 11.07. Amendment. The provisions of this Agreement and the other Loan Documents to which Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

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


Section 11.08. Maximum Interest Rate. No provision of this Agreement or of any other Loan Documents shall require the payment or the collection of interest in excess of the maximum permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any other Loan Documents or otherwise in connection wit this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors, or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to Borrower. In deter-mining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and Lender shall, to the extent permitted by applicable law, amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Note so that interest for the entire term does not exceed the Maximum Rate.

Section 11.09. Notices. All notices and other communications provided for in this Agreement and the other Loan Documents shall be in writing and may be telexed, telecopied, mailed by certified mail return receipt requested, or delivered to the intended recipient at the addresses specified below or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this Section.

If to Borrower:      Reliability Incorporated
                     16400 Park Row
                     Houston, Texas 77064
                     Attention: Max T. Langley
                     Telephone No.: 713-492-0550
                     Fax: 713-492-0615

If to Lender:        First Interstate Bank of Texas, N.A.
                     1000 Louisiana
                     Houston, Texas  77002
                     Attention: Edward W. Camp, Senior Vice
                              President
                     Telephone 713-250-1539
                     Fax: 713-250-7031



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

          Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopy, subject to telephone confirmation of receipt, when personally delivered or, in the case of a mailed notice, two Business Days after the date when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, that notices to Lender pursuant to Article II shall not be effective until received by Lender.

Section 11.10. Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas. Except as provided in the Arbitration Program, any action or proceeding against Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Harris County, Texas, and Borrower hereby irrevocably submits to the nonexclusive jurisdiction of such courts and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Except as provided in the Arbitration Program, nothing herein or in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against Borrower or with respect to any of its property in courts in other jurisdictions. Except as provided in the Arbitration Program, any action or proceeding by Borrower against Lender shall be brought only in a court located in Harris County, Texas.

Section 11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.12. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 11.13. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 11.14. Non-Application of Chapter 15 of Texas Credit Code. The provisions of Chapter 15 of the Texas Credit Code (Vernon's
Texas Civil Statutes, Article 5069-15) are specifically declared by


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


the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

Section 11.15. Confidentiality. Lender agrees that the financial information, information from Borrower's or its Subsidiaries' books and records, information obtained from talking with representatives of Borrower, any Subsidiary or Borrower's independent accountants, information concering Borrower's or its Subsidiaries' trade secrets and patents and any other information received from Borrower or its Subsidiaries hereunder (the "Information") shall be treated as confidential by Lender and Lender agrees to use its best efforts to insure that the Information is not published, disclosed or otherwise divulged to any one other than such employees or officers
of Lender as have need for the Information.   Lender understands
that the common stock of Borrower is publicly traded, and agrees that none of the Information shall be used for the purpose of buying or selling Borrower's securities or disclosed to others who might buy or sell such securities.

Section 11.16.  Agreements Regarding Security Interest.       (a)
Borrower and Lender agree that the Security Agreement and the security interests created by the Security Agreement shall not become effective until an Event of Default has occurred and Lender has given notice to Borrower that the Security Agreement and the security interests created by the Security Agreement are to become effective, and then five (5) days following the giving of such notice, unless Borrower has cured such Event of Default, the Security Agreement and the security interests created by the Security Agreement shall immediately become effective, without any further act or notice of any kind by Lender or Borrower. Lender agrees that it will not file any Uniform Commercial Code financing statement related to the Collateral covered by the Security Agreement until an Event of Default occurs; however, upon the occurrence of an Event of Default, Lender may file such Uniform Commercial Code financing statements but only upon the effectiveness of the Security Agreement and the security interests created by the Security Agreement as provided in the preceding sentence, without any further act or notice of any kind by Lender or Borrower.

Section 11.17.  Lockbox.

     (a) At any time following the occurrence of an Event of Default (and whether or not Lender has given notice regarding the effectiveness of the Security Agreement and the security interests



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


created thereby as provided in Section 11.16 above) Lender may notify Borrower that the Lockboxes (as hereinafter defined) is effective and that Borrower must comply with the provisions of this
Section 11.17. In such notice Lender will also designate two post office boxes (the "Lockboxes") to which the accounts receivable of Borrower and RICR, respectively, are to be remitted. Upon receipt of such notice Borrower will (a) cause, and, as applicable, will cause RICR to cause, all of the proceeds from the accounts receivable of Borrower and RICR to be remitted to the Lockboxes,
(b) give notice to each of Borrower's and, as applicable, RICR's account debtors to deliver all payments and amounts owed to Borrower and RICR to the appropriate Lockbox and (c) execute, and cause RICR to execute, lockbox agreements or similar agreements regarding the Lockboxes.

     (b) At the time that Lender delivers the notice regarding the Lockboxes described in paragraph (a) above, Lender shall shall establish and maintain a segregated noninterest bearing collateral account entitled "Reliability Incorporated Collateral Account" (the "Collateral Account"). Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, the Collateral Account and in all cash, instruments, securities and funds on deposit therein, all interest, dividends and cash or other property received in connection therewith or in exchange therefor, and all proceeds of all of the above, now or hereafter existing as additional collateral security for the Obligations. Borrower hereby grants to Lender a contractual right to offset all or a portion of the funds in the Collateral Account.

     (c) The Lockboxes shall be under the sole control of Lender, and Lender shall have the sole right to enter the Lockboxes. Lender, from time to time, will collect the contents of the Lockboxes. The Lender will open the envelopes or other contents of the Lockboxes, remove, inspect and handle the checks in accordance with its normal procedures and the lockbox agreements referred to in paragraph (a) above.

     (d) All funds with respect to checks received in the Lockboxes shall be deposited by Lender in the Collateral Account. Borrower shall have no right to effect withdrawals from the Collateral Account, and the Collateral Account shall be maintained in the name of and subject to the sole and exclusive dominion and control of Lender. Lender shall make disbursements or transfers from the Collateral Account to pay any outstanding Obligations and then to Borrower at any time, and from time to time.




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

Section 11.18. ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.


Section 11.19. Arbitration. THE PARTIES HERETO AGREE TO BE BOUND BY THE TERMS AND PROVISIONS OF THE ARBITRATION PROGRAM WHICH IS
ACKNOWLEDGED AS RECEIVED BY THE PARTIES HERETO PURSUANT TO WHICH
ANY AND ALL DISPUTES SHALL BE RESOLVED BY MANDATORY BINDING
ARBITRATION UPON THE REQUEST OF ANY PARTY.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                              BORROWER:

                              RELIABILITY INCORPORATED


                              By:/s/Larry Edwards
                                 ________________________________
                                   Larry Edwards
                                   President



                              FIRST INTERSTATE BANK OF TEXAS, N.A.


                              By:/s/ Edward W. Camp
                                 ________________________________
                                   Edward W. Camp
                                   Senior Vice President









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